EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE
---------------------

       For Additional Information Contact:
       David B. Barbour, President and Chief Executive Officer
       Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
       (606) 326-2800
       Fax (606) 326-2801
       www.classicbank.com

       CLASSIC BANCSHARES, INC. REPORTS FISCAL 2004 THIRD QUARTER EARNINGS

            Ashland, Kentucky, -- January 27, 2004 -- Classic Bancshares, Inc. (NASDAQ - CLAS) reported net income of $2.7 million, or $1.80 per diluted share for the nine months ended December 31, 2003 compared to net income of $2.2 million, or $1.73 per diluted share for the nine months ended December 31, 2002. Net income for the third quarter ended December 31, 2003 was $1.0 million, or $.65 per diluted share compared to $788,000 or $.63 per diluted share for the third quarter ended December 31, 2002.

            The Company's assets increased approximately $91.6 million from $249.9 million at March 31, 2003 to $341.5 million at December 31, 2003. The growth for the period was primarily due to the acquisition of First Federal Financial Bancorp, Inc. completed on June 20, 2003. On the date of closing, First Federal had total assets of $72.1 million, net loans of $49.5 million and deposits of $56.7 million and the Company recorded goodwill and other intangibles of approximately $3.5 million in connection with the acquisition. Aside from the acquisition, the Company experienced asset growth of approximately $16.4 million. The growth for the nine-month period was primarily in the loan portfolio, which increased approximately $67.9 million ($17.8 million exclusive of the loans acquired from First Federal). Investment securities increased by $17.1 million ($8.8 million exclusive of the acquisition). Deposits also increased by $66.3 million ($9.3 exclusive of the acquisition). Increased deposits were used to fund loan growth during the nine-month period.

            Total non-performing assets represented .9% of total assets at December 31, 2003 compared to .5% at March 31, 2003. The increase reflects primarily non-performing assets, most of which consisted of residential loans acquired from First Federal. The Company recorded a provision for loan losses of $158,000 for the nine-month period and net charge-offs of $789,000 for the nine-month period and acquired an allowance from First Federal of approximately $885,000 resulting in an allowance for loan losses of $2.2 million at December 31, 2003. The allowance at December 31, 2003 was equal to 102% of total non-performing loans, 75.7% of non-performing assets and .9% of total loans receivable.

            President and Chief Executive Officer David B. Barbour commented, "We continue to focus on our June 2003 acquisition of First Federal in the terms of earnings, deposit and loan growth, margin improvement to pre-acquisition levels and asset quality. Organic growth within our market areas, while not at historical levels, continues to outpace other market participants and have resulted in continued market share increases. Continued restructuring of First Federal's thrift balance sheet offers margin opportunities in the future. We fully expect continued improvements in asset quality as problematic loans advance through our collection process."

            Net interest income increased for both the nine-month period and the third quarter. Net interest income increased $1.7 million for the nine months ended December 31, 2003 compared to the same period in 2002 and $834,000 for the third quarter ended December 31, 2003 compared to the same period in 2002. The increases in net interest income were primarily due to a larger earning asset base as a result of the First Federal acquisition, purchases of securities, and internal growth in loans experienced during the nine-month period.

            The Company's non-interest income grew for both the nine-month period and the quarter. Non-interest income increased $356,000 for the nine months ended December 31, 2003 compared to the same period in 2002 and $35,000 for the third quarter ended December 31, 2003 compared to the same period in 2002. Non-interest income increased primarily due to an increase in fees and service charges on deposit accounts as a result of a larger deposit base. Non-interest income also increased for the nine months due to an increase in commissions earned on the origination of secondary market loans. Although these fees increased for the nine months, fees earned from the origination of secondary market loans has begun to slow, therefore decreasing the amount of commissions earned during the quarter and possibly in future periods. The Company's secondary market activity consists only of commissions earned from a third party originator and represents a small portion of the Company's non-interest income.

            Non-interest expense increased for both the nine-month period and the quarter. Non-interest expense increased approximately $1.5 million for the nine months ended December 31, 2003 as compared to the nine months ended December 31, 2002 and $579,000 for the third quarter ended December 31, 2003 compared to the same period in 2002. The increase in non-interest expenses was due to an increase in salaries and employee benefits, an increase in occupancy and equipment expense, and an increase in supplies expense. All of these expenses increased primarily due to the acquisition of First Federal. Non-interest expenses also increased due to the increased costs related to incentive-based compensation programs, an increase in ESOP expense due to the increase in the average market price of the Company's stock, and an increase in legal and accounting fees.

            Classic Bancshares, Inc. announced that the Company declared a quarterly cash dividend of $.08 per share payable on February 24, 2004 to shareholders of record on February 10, 2004. Per share information was adjusted for all periods presented to reflect the stock dividend paid on November 17, 2003.

            Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.

            When used in this press release, the words or phrases "should result," "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic condition in the Company's market area including unemployment levels and plant closings, real estate values in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

            The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.












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

                             SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Classic Bancshares, Inc. as of December 31, 2003 and March 31, 2003 and for the three and nine months ended December 31, 2003 and 2002.

                                                     December 31,          March 31,
                                                         2003                2003
                                                     ------------        ------------
                                                             (In Thousands)
SELECTED FINANCIAL CONDITION DATA:
----------------------------------
Total Assets                                         $    341,452        $    249,881
Cash and other interest bearing deposits
     with other financial institutions                      7,935               8,148
Loans receivable, net                                     255,071             187,175
Securities available for sale                              56,941              39,792
Goodwill and other intangible assets                        8,891               5,555
Deposits                                                  256,417             190,155
Securities sold under agreement to repurchase               9,172               4,382
FHLB advances                                              39,051              28,126
Stockholders' Equity                                       33,907              25,422

                                                     Three Months Ended                       Nine Months Ended
                                                          December 31,                           December 31,
                                               --------------------------------        --------------------------------
                                                   2003                2002                2003                2002
                                               ------------        ------------        ------------        ------------
                                                                           (In Thousands)
SELECTED OPERATIONS DATA:
-------------------------
Total interest income                          $      4,559        $      3,581        $     12,671        $     10,661
Total interest expense                                1,385               1,241               4,045               3,783
                                               ------------        ------------        ------------        ------------
    Net interest income                               3,174               2,340               8,626               6,878
Provision for loan losses                                66                  96                 158                 306
                                               ------------        ------------        ------------        ------------
    Net interest income after provision
    for losses on loans                               3,108               2,244               8,468               6,572
                                               ------------        ------------        ------------        ------------
Fees and service charges                                418                 383               1,269               1,028
Gain on sale of securities                                1                   7                   2                  11
Other noninterest income                                 80                  74                 305                 181
                                               ------------        ------------        ------------        ------------
    Total noninterest income                            499                 464               1,576               1,220
    Total noninterest expense                         2,194               1,615               6,336               4,802
                                               ------------        ------------        ------------        ------------
Income before income taxes                            1,413               1,093               3,708               2,990
Income tax expense                                      410                 305               1,055                 818
                                               ------------        ------------        ------------        ------------
    Net income                                 $      1,003        $        788        $      2,653        $      2,172
                                               ============        ============        ============        ============

Basic earnings per share                       $       0.71        $       0.69        $       1.98        $       1.88
Diluted earnings per share                     $       0.65        $       0.63        $       1.80        $       1.73

                                                                     At or for the                         At or for the
                                                                  Three Months Ended                     Nine Months Ended
                                                                      December 31,                          December 31,
                                                            -------------------------------       -------------------------------
                                                                2003               2002               2003               2002
                                                            ------------       ------------       ------------       ------------
OTHER DATA:
-----------
Return on average assets (ratio of annualized
   net income to total average assets)                               1.2%               1.3%               1.2%               1.3%
Return on average equity (ratio of annualized
    net income to total average equity)                             12.0               13.1               11.5               12.3
Net interest margin* (Federal Tax Equivalent)                        4.2                4.6                4.3                4.6
Non-performing assets to total assets                                0.9                0.6                0.9                0.6
Allowance for loan losses to non-performing loans                  102.0              139.1              102.0              139.1
Allowance for loan losses to loans receivable, net                   0.9                1.1                0.9                1.1
Non-interest expenses/ Total revenues**                             58.0               55.6               60.2               57.1
Book value per share                                        $      24.14       $      22.08       $      24.14       $      22.08
Tangible book value per share                               $      17.81       $      17.06       $      17.81       $      17.06
Total shares outstanding                                       1,404,825          1,144,281          1,404,825          1,105,486
Total weighted avg. shares outstanding for Diluted EPS         1,543,264          1,250,894          1,470,315          1,258,863
Number of full service offices                                        10                  8                 10                  8
Number of ATM locations                                               23                 18                 23                 18

-------------------------------
* Net interest income (Federal Tax Equivalent) annualized divided by average earning assets.
** Total revenues = Net interest income (Federal Tax Equivalent) + non-interest income.














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